SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2011

INGRAM MICRO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 E. St. Andrew Place

Santa Ana, CA 92705

(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 17, 2011, Ingram Micro Inc. (the “Company” or “Ingram Micro”) issued a press release providing a preliminary update on certain expected financial results for the fiscal third quarter that ended October 1, 2011. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information included herein and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing, nor shall it be deemed to form a part of the Company’s public disclosure in the United States or otherwise.

GAAP to Non-GAAP Reconciliation

The Company’s preliminary update on earnings per share for the quarter ended October 1, 2011 is prepared in accordance with generally accepted accounting principles (“GAAP”) but for comparative purposes, discussion of earnings per share for the quarter ended October 1, 2011 is accompanied by an adjusted earnings per share financial measure that is not prepared in conformity with GAAP.

This non-GAAP disclosure excludes certain adjustments, not reflected in earnings per share on a GAAP basis, relating to the following:

•

Valuation allowance associated with Ingram Micro’s Brazilian deferred tax assets. A non-cash valuation allowance of approximately $25 million has been recorded against the Company’s deferred tax assets in Brazil, driven by the continuing losses generated in that business unit.

•

Loss associated with termination of an interest rate swap agreement. As reported in a Current Report on Form 8-K filed September 29, 2011, in connection with the repayment and termination of the Company’s $250 million term loan and $275 million revolving senior unsecured credit facility and the implementation of a new five-year $750 million revolving senior unsecured credit facility, the Company also terminated an interest rate swap agreement relating to $175 million of principal amount remaining on the term loan. Ingram Micro recognized a loss of $5.6 million (or approximately $4 million net of tax) for the quarter ended October 1, 2011 as a result of such termination of the interest rate swap agreement.

The economic substance behind the Company’s decision to use the non-GAAP earnings per share measure, which excludes the charges noted above, is that these costs are not expected to recur. Therefore, their inclusion may distort historical trends. The Company uses the non-GAAP earnings per share measure along with the related GAAP measure to conduct and measure its business against internally developed objectives and evaluate the performance of its consolidated operations. Ingram Micro believes this non-GAAP measure is useful information to investors because it provides a meaningful comparison to prior periods and the analysts’ own financial models, which may exclude the impacts of these items.

A material limitation associated with the use of this non-GAAP measure as compared to the GAAP measure of earnings per share is that it may not be comparable to other companies with similar excluded items who present related charges differently. To compensate for these limitations, the Company believes that it is appropriate to consider earnings per share determined under GAAP as well as on a non-GAAP basis. In this regard, the non-GAAP measure should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measure calculated in accordance with GAAP.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated October 17, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President, Secretary and General Counsel

Date: October 17, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 17, 2011